Exhibit 10.10

AK STEEL CORPORATION

EXECUTIVE RETIREMENT INCOME PLAN

_____________________________________

(Effective as of March 20, 2014)

AK STEEL CORPORATION
EXECUTIVE RETIREMENT INCOME PLAN

(Effective as of March 20, 2014)

ARTICLE 1: INTRODUCTION AND PURPOSE

AK Steel Corporation hereby adopts the AK Steel Corporation Executive Retirement Income Plan (“Plan”), effective as of March 20, 2014. The purpose of the Plan is to aid the Company and its subsidiaries and affiliates in attracting and retaining key personnel, and to reward such individuals for their contribution to the long-term growth and performance of AK Steel Corporation.

The Plan is an unfunded deferred compensation arrangement maintained by the Company and established for the purpose of providing supplemental retirement benefits for a select group of management or highly compensated employees within the meaning of section 201(2), 301(a)(3) and 401(a)(1) of ERISA. The Plan is intended to meet the requirements of section 409A of the Code and applicable Treasury Regulations thereunder (referred to collectively as “Section 409A”). Any obligations under the Plan shall be the joint and several obligations of AK Steel Holding Corporation, the Company and each of their respective subsidiaries and affiliates.

ARTICLE 2: DEFINITIONS

As used in the Plan, the following terms, when capitalized, shall have the following meanings, except when otherwise indicated by the context:

2.1	“Administrator” means the Management Development and Compensation Committee of the Board, or any successor Committee duly empowered by the Board.

2.2
“Average Monthly Earnings” with respect to a Member means: (i) the monthly average of the Member's base salary for the last three (3) consecutive calculation years; plus (ii) the average of any incentive awards received by the Member for the last ten (10) consecutive Performance Periods under the AK Steel Corporation Annual Management Incentive Plan and any substitute or successor of such plan ("MIP"). The calculation of such monthly average base salary and average incentive award shall include any amounts of base salary and/or MIP incentive awards, respectively, that the Member elects to defer with respect to any calendar year under the AK Steel Corporation Thrift Plan, the AK Steel Corporation Executive Deferred Compensation Plan, or under any plan established under section 125 of the Code. With respect to a Member who has partially vested under the Plan but has not yet attained ten years of Service, the average of incentive awards received by such Member shall be calculated using the number of years of Service he or she has with the Company. The term “calculation years” means the twelve (12) consecutive calendar months ending with the last day of the month coincident with or immediately preceding the date of a Member’s Termination Date.

2.3    “Benefit” means the amount determined under Article 6 of the Plan.

2.4	“Benefit Commencement Date” means the date on which a Member’s Benefit becomes payable in accordance with the provisions of Section 8.1.

2.5	“Board” means the Board of Directors of AK Steel Holding Corporation or any successor thereto, as the same shall be constituted from time to time.

2.6	“Change of Control” has the same meaning under this Plan as under the Trust Agreement for the AK Steel Corporation Non-Qualified Supplemental Retirement Plans.

2.7    “Chief Executive Officer” means the Chief Executive Officer of the Company.

2.8    “Code” means the Internal Revenue Code of 1986, as amended.

2.9	“Company” means AK Steel Corporation and any successor to all or substantially all of the assets or business of AK Steel Corporation.

2.10    “Effective Date” means March 20, 2014.

2.11    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.12	“Member” means any officer of the Company who is selected by the Chief Executive Officer and who is approved by the Administrator to be a participant eligible for benefits under this Plan.

2.13	“NCPP” means the AK Steel Corporation Noncontributory Pension Plan as amended (excluding the RAPP component of such plan), and any predecessor, substitute or successor Qualified DB Plan.

2.14    “Officer Service” means a Member’s Service as an officer of the Company.

2.15
“Performance Period” means the performance period as defined under the AK Steel Corporation Annual Management Incentive Plan, which is the twelve-month period commencing on January 1 and ending on the following December 31.

2.16	“Qualified DB Plan” means any tax‑qualified defined benefit pension plan sponsored by the Company including the NCPP and the RAPP, and any predecessor, substitute or successor of any such plan.

2.17
“Qualified DC Plan” means any tax-qualified defined contribution plan sponsored by the Company including the AK Steel Corporation Thrift Plan A and any predecessor, substitute or successor of any such plan.

2.18     “Qualified Plan” means any Qualified DB Plan and any Qualified DC Plan.

2.19	“RAPP” means the AK Steel Corporation Retirement Accumulation Pension Plan, a component plan of the NCPP.

2.20	“Service” means years of employment with the Company, including years of employment with any other predecessor organization approved by the Administrator.

2.21	“Spouse” means the person to whom a Member is married at the time payment of the

Member’s Benefit is to commence under the Plan.

2.22	“Termination Date” means the date on which a Member completely separates from service with the Company for any reason, including death.

2.23
“Trust” means the trust established pursuant to the Trust Agreement for the AK Steel Corporation Non-Qualified Supplemental Retirement Plans dated February 21, 1997, as amended, and any successor or replacement trust for such trust.

2.24
“Unlimited NCPP Benefit” means for any Member who, as of his or her Termination Date, is entitled to a vested accrued benefit under the NCPP, the Member’s vested accrued benefit under the NCPP, determined without regard to the limitations under sections 401(a)(17) and 415 of the Code (or any substitute or similar provision limiting benefits permitted under the NCPP) and based upon his or her earnings used for purposes of determining Average Monthly Earnings under Section 2.2.

2.25	“Vesting Date” means the date on which a Member first becomes entitled to a nonforfeitable right to all or any portion of his or her Benefit in accordance with the provisions of Article 7.

ARTICLE 3: ADMINISTRATION OF THE PLAN

This Plan shall be administered by the Administrator or its delegate as the Administrator may designate from time to time. Except as otherwise provided herein, it is intended that the Administrator (or such delegate) shall have full discretion to interpret the Plan’s terms and to resolve claims which may arise under the Plan.

ARTICLE 4: SOURCE OF BENEFITS

4.1    Source of Benefits

The Company may pay benefits due under the terms of this Plan directly from its assets or from assets held in the Trust. All assets held by the Trust shall at all times be assets of the Company. The benefits payable under this Plan shall be unfunded for all purposes of the Code and ERISA.

4.2    Assets of the Company

Nothing contained in this Plan shall give or be deemed to give any Member or any other person any interest in any property of the Trust or of the Company or any right except to receive such payments as are expressly provided hereunder.

4.3    Liability of Officers and Directors

No current or former employee, officer or director of AK Steel Holding Corporation or the Company shall be personally liable to any Member or other person under any provision of this Plan.

4.4    Funding upon Change of Control

In the event of a Change of Control, the Company shall fully fund all benefits then accrued under this Plan by transferring sufficient assets to the trustee of the Trust in cash or in kind; provided, however, that such transfer shall not be made during any “Restricted Period” as defined in section 409A(b)(3) of the Code or if prohibited by applicable law. Such funding obligation may be secured by an irrevocable letter of credit issued to the trustee of the Trust by such bank or other lending institution as approved by the Administrator.

ARTICLE 5: ELIGIBILITY AND PARTICIPATION

5.1    Participation

Participation in this Plan shall be limited to officers of the Company who have been selected by the Chairman and approved from time to time by the Administrator. Participation shall commence at such time as the Administrator determines after the selected officer enters into any agreements with the Company as the Administrator may require as a condition to participation in this Plan, and provides to the Administrator any documents or other information required by the Administrator, including but not limited to information relating to the officer’s participation in any Qualified Plan.

5.2    Removal

The Administrator may remove any Member from participation in this Plan. With respect to any removed Member who has attained his or her Vesting Date, such removal shall not directly or indirectly deprive such Member of all or any portion of his or her Benefit or any right to receive his or her Benefit under the terms of the Plan as in effect immediately before such removal.

5.3    Notification

The Company shall notify those employees selected as Members pursuant to Section 5.1 of their Member status and shall notify in writing any Member removed from membership pursuant to Section 5.2.

ARTICLE 6: BENEFITS

6.1    Benefit Defined

A Member’s accrued benefit under this Plan is the Member’s Regular Benefit as defined in Section 6.2, reduced as provided in Section 6.4. Except as otherwise provided under the Plan, no Benefit shall be payable under this Plan if a Member's employment with the Company terminates for any reason prior to his Vesting Date.

6.2    Regular Benefit

(a)	Except as provided in (b) below, a Member’s Regular Benefit is a monthly payment for the Member’s lifetime, commencing on the first day of the month coinciding with or next following the later of the Member’s 60th birthday or the Member’s Termination Date and payable in the form provided in Section 8.1, which is in an amount equal to the greater of:

(1)	in the case of a Member hired by the Company prior to January 1, 1992, his or her Unlimited NCPP Benefit; or

(2)	except as otherwise provided in any other agreement between the Company and a Member and approved by the Administrator, 40% of the Member’s Average Monthly Earnings.

(b)
With respect to any Member who has not attained age 60 as of his or her Termination Date and whose Termination Date occurs on or after the effective date of a Change of Control, such Member’s Regular Benefit shall be determined under (a) above as though the Member had attained age 60 immediately before his or her Termination Date and shall not be reduced for early commencement as otherwise provided in Section 6.3.

6.3    Early Retirement Benefit

A Member whose employment with the Company terminates after he or she has attained his or her Vesting Date but before he or she has attained age 60 shall be entitled to an Early Retirement Benefit equal to his or her Regular Benefit provided in Section 6.2 reduced to its actuarial equivalent based on his or her age as of his or her Benefit Commencement Date using the actuarial assumptions specified in Exhibit A - Schedule A-2 of the NCPP.

6.4    Offset for Other Pensions

A Member's Benefit shall be reduced as of the Member's Benefit Commencement Date by: (i) any accrued benefit under any Company-provided Qualified DB Plan, actuarially adjusted under the terms of the Qualified DB Plan as if the benefit under the Qualified DB Plan commenced at the same time as the Member's Benefit; and (ii) the actuarial equivalent, determined under the assumptions set forth in Section 8.2 of this Plan, of any Company-provided vested benefits accumulated under any Qualified DC Plan, including any such benefits that are attributable to nonelective contributions to the plan by the Company, and excluding any such benefits attributable to Company contributions that are contingent on participants making elective contributions to such plan.

6.5    Non-Duplication

A Member shall not be eligible for benefits under any other non‑qualified supplemental retirement benefit plan maintained by the Company for the purpose of providing benefits not permitted to be paid under any Qualified DB Plan. Nothing herein shall prohibit participation by any Member in the AK Steel Corporation Executive Deferred Compensation Plan or the AK Steel Corporation Supplemental Thrift Plan.

ARTICLE 7: VESTING

7.1    Vesting Schedule

A Member who has completed at least five (5) years of Officer Service while a Member shall have a nonforfeitable right to a percentage of his or her Benefit based on his or her total years of Service pursuant to the following schedule:

Years of Service	Nonforfeitable Percentage

Less than 5	0%
5	50%
6	60%
7	70%
8	80%
9	90%
10	100%

7.2    Disability

A Member who becomes “Permanently Disabled” while employed by the Company shall have a nonforfeitable right to 100% of his or her Benefit as of the date on which he or she is determined to be Permanently Disabled, provided he or she has completed at least five (5) years of Service as of such date. The term “Permanently Disabled” shall have the same meaning under this Plan as under the NCPP or the RAPP, as applicable.

7.3    Death

The designated beneficiary of a Member who dies while employed by the Company shall have a nonforfeitable right to 100% of the Member’s Benefit as of the date of the Member’s death, provided the Member has completed at least five (5) years of Service as of such date.

7.4    Change of Control

A Member shall have a nonforfeitable right to 100% of his or her Benefit as of the effective date of any Change of Control which occurs while he or she is employed by the Company.

ARTICLE 8: PAYMENT

8.1    Payment of Benefits

(a)
Except as otherwise provided in (b) below and in Sections 8.3 and 10.4, a Member’s vested Benefit shall be paid to the Member, or in the case of a Member’s death, to his or her designated beneficiary, in a single lump sum payment determined in accordance with Section 8.2, as soon as administratively feasible after his or her Termination Date, but no later than 30 days after such date.

(b)
With respect to a Member who has achieved his or her Vesting Date and whose Termination Date occurs before he or she attains age 55, his or her vested Benefit shall be paid to the Member, or in the event of his or her death prior to such payment, to his or her designated beneficiary, as soon as administratively feasible after his or her 55th birthday (or his or her date of death, if sooner), but no later than 30 days after such date; provided however, if such Member’s Termination Date is on account of a determination that he or she is Permanently Disabled (as defined in Section 7.2), such Member’s Benefit shall be paid as soon as administratively feasible after his or her Termination Date, but no later than 30 days after such date.

(c)
Any designation of beneficiary shall be made by the Member on an election form filed with the Administrator and may be changed by the Member at any time by filing another election form containing the revised instructions. If no beneficiary is designated or no designated beneficiary survives the Member, payment shall be made to his or her estate.

8.2    Lump-Sum Valuation

(a)	The lump‑sum present value of a Member’s Benefit shall be the actuarial equivalent of his or her Benefit payable as a single life annuity as set forth in Section 6.2 or 6.3, as applicable.

(b)
Subject to the provisions of (c) below, the lump-sum present value of a Member’s Benefit shall be determined by the enrolled actuary for the NCPP based upon assumptions approved by the Administrator in its sole discretion. The assumptions may be changed at any time, and from time to time, but any change shall be valid only with respect to Termination Dates occurring twelve or more months after the change is approved.

(c)
Unless otherwise directed by the Administrator, the lump sum present value of a Member’s Benefit shall be calculated as of his or her Benefit Commencement Date based upon: (i) the 60-month average of the Pension Benefit Guaranty Corporation immediate annuity interest rate used in computing lump sums as in effect during each of the 60 months preceding the month in which the Benefit Commencement Date occurs; (ii) the age of the Member; (iii) the applicable mortality table in effect under section 417(e)(3) of the Code; and (iv) the equivalent of the amount otherwise payable as a lifetime annuity on the Member’s Benefit Commencement Date. In the case of a payment to the designated beneficiary of a deceased Member who had not attained age 55 at the time of his or her death, the lump sum shall be based on the Member’s age as of the Benefit Commencement Date and the present value of the deferred, actuarially reduced benefit that would have been payable to the Member at age 55.

8.3    Six-Month Waiting Period

Notwithstanding any provision of the Plan to the contrary, with respect to any Member who on his or her Termination Date is deemed to be a “specified employee” within the meaning of Section 409A, his or her Benefit shall not be paid prior to the earlier of: (i) the expiration of the six-month period measured from the date of his or her “separation from service” (as defined in Section 409A) with the Company, or (ii) his or her death. Such Member whose Benefit payment is so delayed shall be entitled to interest on the delayed payment for such six-month period (or shorter period as the case may be), accrued at the average prime rate in effect during such period of delay, which shall be added to his or her Benefit payable under the Plan. The average prime rate of interest for this purpose shall be the average over such period of the daily prime rate of interest published by the Fifth Third Bank, Cincinnati, Ohio or its successors.

ARTICLE 9: INTERPRETATION, AMENDMENT AND TERMINATION

9.1    Interpretation of the Plan

This document contains the terms of the Plan. However, the Administrator shall have, and the Board expressly reserves to itself and its designate, the broadest possible power to exercise its discretion to interpret the terms of this Plan and to resolve any question regarding any person’s rights under the Plan. Any such interpretation shall be final and binding upon a Member, the Member’s spouse and heirs and subject to review only in accordance with Section 9.2.

9.2    Claims Procedure

Any Member or other person questioning the rights of any person under the Plan shall submit such question in writing to the Administrator, or its designate, for resolution. No person shall have any claim or cause of action for any benefit under this Plan until the Administrator, or its designate, has responded to such written claim, which response shall not be unreasonably delayed. Except as to disputes described in Sections 10.2 and 10.4, it is the intent of the Company, and each Member agrees as a condition of membership, that any judicial review of any decision hereunder shall be limited to a determination of whether the Administrator, or its designate, acted arbitrarily or capriciously, and that any decision of the Administrator, or its designate shall be enforced unless the action taken is found by a court of competent jurisdiction to have been arbitrary or capricious. Disputes described in Sections 10.2 and 10.4 may be resolved by binding arbitration, if mutually agreed by the Member and the Administrator, or by litigation; and in either case such action may proceed without the necessity of exhausting any other remedies that may be available under this Plan.

9.3    Amendment or Termination of the Plan

The Board may, at any time, with or without notice to any person, amend or terminate this Plan. With respect to any Member who has attained his or her Vesting Date, and subject to Section 10.4, no such amendment or termination shall directly or indirectly deprive such Member of all or any portion of his or her vested Benefit or any right to receive his or her vested Benefit under the terms of the Plan as in effect immediately before such amendment or termination.

9.4    No Cause of Action

No Member shall have any right, claim or cause of action against any person or entity to appeal the denial of a benefit by the Administrator except as provided in Sections 9.1 and 9.2. In addition, no Member, and no person claiming by, through or on behalf of a Member, shall have any claim to or cause of action for any benefit under this Plan which might have been earned but for the amendment or termination of the Plan, or the termination of the Member’s employment or the removal of the Member from participation under this Plan.

ARTICLE 10: MISCELLANEOUS

10.1    Unsecured General Creditor

Any and all rights created under this Plan shall be unfunded and unsecured contractual rights of the Members against the Company. The Company's obligation under this Plan shall be a mere promise by the Company to make the benefit payments described herein. Members shall have no legal or equitable right, interest or other claim in any property or assets of the Company by reason of the establishment of this Plan.

10.2    Obligations to the Company

If a Member becomes entitled to a distribution of benefits under this Plan, and if at such time the Member has any outstanding debt, obligation or other liability representing an amount certain owed to the Company, then the Company may offset such amount against the amount of benefits otherwise distributable under the Plan. Such determination shall be made by the Administrator.

10.3    Assignability

No Member shall have any right to anticipate, alienate, assign, sell, transfer, pledge, encumber, attach, mortgage or otherwise hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder. No part of the amounts payable hereunder shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance, nor shall any person have any other claim to any benefit payable under this Plan as a result of a divorce or the Member's, or any other person's bankruptcy or insolvency.

10.4    Forfeiture

Notwithstanding any provision in the Plan to the contrary, any Member terminated for Cause shall forfeit all rights under this Plan. “Cause” means a willful engaging in gross misconduct demonstrably injurious to the Company. “Willful” means an act or omission in bad faith and without reasonable belief that such act or omission was in the best interests of the Company. Any such determination shall be made by the Board. Each Member shall be entitled to a statement of the facts alleged as a basis for the Board's determination that a Member has been terminated for Cause and shall be permitted an opportunity to present, in person, for the Board's consideration, in such manner as the Board shall direct, any facts or arguments on the Member’s behalf as the Member or his or her representative may determine.

10.5    Sale of Business

The sale as a going business of (i) the Company or (ii) substantially all of the assets of the Company shall not be a termination of Service for the purpose of establishing a Member’s right to receive benefits under this Plan.

10.6    Employment Not Guaranteed

The establishment of this Plan, a Member’s appointment as a Member of the Plan, any provision of this Plan, or any action taken hereunder, shall not be or be construed as a contract of employment for any definite term. The Company may take any action related to a Member's employment without regard to the effect such action has or may have on a Member’s rights hereunder.

10.7    Construction

The captions to the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions. Words in the masculine gender include the feminine, and the singular includes the plural, and vice versa, unless qualified by the context.

10.8    Validity

In the event any provision of this Plan is found by a court of competent jurisdiction to be invalid, void or unenforceable, such provision shall be stricken and the remaining provisions shall continue in full force and effect.

10.9    Applicable Law

This Plan is subject to interpretation under federal law and, to the extent applicable, the law of the State of Ohio.

AK STEEL HOLDING CORPORATION
AK STEEL CORPORATION

By: /s/ David C. Horn
David C. Horn, Executive Vice President, General Counsel and Secretary

Adopted March 20, 2014